Exhibit 99.1

TOREADOR ANNOUNCES STRATEGIC MOVES FOR ITS TURKISH OPERATIONS, PRELIMINARY AGREEMENTS TO EXIT ROMANIA AND AN UPDATE ON TOMPA WELL IN HUNGARY

DALLAS, TEXAS – (January 7, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) (the “Company”) announced today that it will be retaining an investment bank to assist in reviewing and executing strategic alternatives for its Turkish subsidiary. This will be done whether or not the previously announced proposed sale of its Black Sea asset to Petrol Ofisi closes. The parties to the proposed sale of the Black Sea asset will be discussing the status of the sale later this week.

Toreador also disclosed today that it has reached preliminary agreements to divest its exploration and production assets in Romania.

In the company’s Viperesti exploration block, Amromco Energy LLC (based in Houston, Texas) has agreed to assign a 10% overriding gross production interest to Toreador in return for operatorship and transfer of petroleum rights in the block. Also, Amromco has agreed to obtain an extension on the permit before the April 2009 expiration date and drill a 1,500 meter deep well on or before the beginning of 2011 or pay Toreador a non-performance penalty.

In the company’s Fauresti Field, Lotus Petroleum (based in Romania) has agreed to assume the liability for an approximately $1.25 million work commitment and future environmental and abandonment liabilities as well as provide Toreador a 12.5% overriding net production interest in return for ownership of the field assets and transfer of petroleum rights in the field. In addition, Lotus has agreed to assume Toreador’s 30% working interest in the Moinesti exploration block by providing Toreador a 12.5% overriding net production interest from Lotus’ working interest.

The effective date of these three transactions will be as of December 31, 2008. The transactions are subject to Romanian government approval, which is expected to be received in the first quarter of 2009. Upon completion of the transactions, Toreador will close its Romanian office and thus eliminate general and administrative expenses aggregating approximately $500 thousand on an annual basis.

The Company also announced today that in Hungary, the BaE-1 well, which is testing the deep unconventional Tompa gas play in the Kiskunhalas trough, has been delayed to an expected

Toreador Operations Update, January 7, 2009	Page 2 of 2

start date in early February due to rig availability issues. The drilling contractor has informed us that mobilization to our location should occur sometime in late January 2009, once additional unanticipated work has been completed on the rig’s current location for another customer.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, whether the Romanian transactions described above are completed in accordance with their terms, whether the BaE-1 well is drilled, and whether the transaction to sell a 26.75% interest in the South Akcakoca Sub-basin is completed on the terms contemplated, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Arnie McFalls, Controller

Toreador Resources

214-559-3933 or 800-966-2141

amcfalls@toreador.net